Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FOURTH QUARTER
February 9, 2011 @ 11:00 AM EST

Stephen:

Thank you and good morning.  We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss fourth quarter and full year 2010 results.  Joining me today is John Foy, CBL’s Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website.  This call will also be available for replay on the Internet through a link on our website at cblproperties.com.  This conference call is the property of CBL & Associates Properties, Inc.  Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

In 2010 we made tremendous progress on a number of our major initiatives, including stabilizing NOI and lowering our leverage levels.  Same-center NOI came in near the more favorable end of our projected range, down 1.3% for the year and down only 0.3% for the quarter.  Over the course of the year, our NOI results improved and we are focused on achieving positive NOI growth in 2011.  We were pleased with our ability to improve occupancy and lease spreads and to reduce expenses.   During the second half of the year we disposed of several non-core centers at attractive pricing, generating cash to pay down variable rate recourse debt.  We also raised more than $225 million through two preferred stock offerings in 2010.  All together these transactions and improved cash flow have resulted in a reduction in our debt levels by more than $430 million since the end of 2009 and by more than $880 million since the end of 2008.  This progress was reflected through CBL posting an 89% total return to shareholders, one of the top total return numbers in the REIT industry.  Needless to say, we would love to make this a trend for 2011.

RETAIL SALES:
Holiday sales were solid with November’s strong spending tailing off somewhat in December. We were pleased to see several of the retailers that had been lagging last year, post strong comp sales.  We saw encouraging results in categories such as jewelry, apparel, gifts and housewares.  For 2010 we posted a 2.5% increase in sales per square foot over the prior year period.  While it is always dangerous to try to predict sales, given the improving economy, we expect to see modest positive sales increases continue through 2011.  However, we anticipate that first quarter sales will be impacted by the major winter storms that have been experienced recently.

OCCUPANCY
Leasing activity was strong throughout the year, as reflected in our occupancy increases.  For the total portfolio at year-end we posted a 200 basis point increase over the prior year and a 140 basis point increase sequentially to 92.4%.  Stabilized Malls improved 160 basis points from both the prior year and sequentially to 93.2%.  For 2011, we are budgeting an additional 75-100 basis point improvement in our occupancy levels at year-end.

In total, during the fourth quarter we signed approximately 1.4 million square feet of leases.  This included approximately 520,000 square feet of new leases, 750,000 square feet of renewals and 100,000 square feet in the development portfolio.  For the full year we signed over 4.8 million square feet of leases in our operating and development portfolios, a positive sign of the recovery by retailers.

LEASING:
With a full year of positive sales growth and limited new supply we feel better about the leasing environment and are encouraged that we will begin to see positive traction in our renewal spreads.  Our strategy of signing short term deals is beginning to pay off in our new lease spreads, which were 16.6% higher for the quarter than the prior average rents.

However, renewal leasing spreads are still being hurt by a few disproportionately negative portfolio deals.  During the quarter we renewed on a short term basis, ten music stores totaling roughly 57,000 square feet and roughly 115,000 square feet with two major teen apparel retailers.  These deals contributed 700 basis points to the 13% decline in renewal spreads for the quarter.  While these deals weigh on our spreads, we evaluate each deal on its merits and make the decision in certain circumstances to preserve occupancy and rent while we work to replace the tenant or help their sales levels recover.

TRANSACTIONS
As I mentioned earlier we were able to strengthen our balance sheet and generate equity through the disposition of several non-core properties throughout 2010.  During the fourth quarter we conveyed ownership in phase one of our open-air center Settlers Ridge in Pittsburgh, PA, and sold Milford Marketplace in Milford, CT and Lakeview Point in Stillwater, OK for total consideration of $132.8 million.  As part of the transaction we paid off three construction loans totaling approximately $91.0 million and generated excess cash proceeds of about $42.0 million.  The cap rates on these centers were very strong in the 6.5% to 7% range, based on income in-place.  While these projects were recent developments, we were able to capture near stabilized values in the three centers, with occupancy rates in the low 90s at year end.

DEVELOPMENT
Construction is continuing on our outlet center project in Oklahoma City.  We are now over 90% leased or committed with a great line-up of retailers and continue to receive new commitments.   The opening date is planned for this August.

During the fourth quarter we celebrated the opening of the first phase of The Forum at Grandview, our 110,000-square-foot-community center project in Madison, MS. The project is 100% occupied with Dick’s Sporting Goods, Best Buy and Stein Mart.

During the recession we put our renovation program on hold to retain capital flexibility, however; we believe that it is important to reinvest in our properties in order to enhance their dominant position in the market.  We recently announced our 2011 renovation program, which includes upgrades at four properties, for a total investment of approximately $25 million, of which $10 million will be funded through the support of local government.  Hamilton Place in Chattanooga and Oak Park Mall in Kansas City will receive the most extensive renovations with new signage, lighting, flooring, exterior upgrades and other improvements.  RiverGate will receive new flooring and furniture and Burnsville will receive new floors.  The renovations will commence over the coming months and are scheduled for completion in time for the holiday season.

I’ll now turn it over to John for the financial review.

John:

Thank you, Stephen.

We are making progress in securing property specific non-recourse loans for the majority of the properties included in our $520 million facility.  Currently we have term sheets executed on eleven assets that are currently securing approximately $480 million on the credit facility.  These financings should generate a modest level of excess proceeds.  We are seeing interest rates ranging in the 5.5% – 6.00% range.  While these rates are an increase from the current rate on our credit facility, they are attractive for long-term fixed-rate non-recourse debt.  These financings will also significantly reduce our recourse debt and exposure to floating rate debt.  We will announce more specific details when the loans close, which we anticipate in the first half of this year.  As we refinance these loans, this credit facility becomes a revolver that could be used for retiring the 2011 and beyond maturing mortgages, as well as providing additional flexibility.

During the fourth quarter we retired the $10.9 million loan secured by Wausau Center in Wausau, WI.  Subsequent to the quarter end, we retired the $78.7 million loan on MidRivers Mall in St. Charles, MO.

At the end we had more than $550 million available on our credit facilities.  Our financial covenants remained sound with a debt to GAV ratio of 52.7% and an interest coverage ratio of 2.35 times for the year.

FINANCIAL REVIEW:

We reported FFO, excluding the loss on impairment of real estate, of $0.62 per share for the fourth quarter, flat from the prior year period.  Major variances compared with the prior year period include $0.02 lower lease termination fees, $0.02 lower in outparcel sales and a penny lower of straight-line rents.

For the year FFO per share was $2.08, excluding the loss on impairment of real estate.  For the full year we recorded $0.04 lower in lease termination fees, $0.02 lower of straight-line rents, $0.02 lower of outparcel sales and $0.04 lower of the above and below market lease and debt premium amortization.

Total portfolio same-center NOI, excluding lease termination fees, declined just 30 basis points in the quarter and 1.3% for the year, from the prior year periods.

Other major variances in the earnings results included:

•
G&A as a percentage of revenue was 4.0% for the fourth quarter and year ended December 31, 2010, compared with 3.4% and 3.8%, respectively, in the prior year periods.  The variance in G&A for the current periods was related to increases in state taxes, consulting and lower capitalized overhead.

•
During the fourth quarter we recorded a bad debt reversal of $160,000.  This compares with a bad debt expense of $561,000 recorded during the fourth quarter 2009.  For the full year, bad debt expense was $2.7 million compared with $5.1 million in 2009.

•	Our cost recovery ratio for the fourth quarter and full year 2010 was 103.3% and 101.9%, respectively, compared with 106.8% and 102.3%, respectively, in the prior-year periods.

•
Variable rate debt was 16.7% of total market capitalization at year-end versus 21.1% as of the end of the prior year period.  Variable rate debt represented 28.4% of our share of consolidated and unconsolidated debt, unchanged from last year.

GUIDANCE:
Yesterday we issued 2011 FFO guidance in the range of $2.10 to $2.15 per share.  We are assuming NOI growth in the range of negative 50 basis points to positive 1.0%.  The guidance includes $0.14 per share of estimated gain from the extinguishment of debt related to our property in High Point, NC.  We anticipate completing the transaction in the second half of 2011.

CONCLUSION:
Our goal in 2011 is to produce growth in NOI.  We are focused on executing across all lines of our business including further gains in occupancy and improving leasing spreads as well as specialty leasing and branding.  The past two years have been challenging for everyone, but we’ve positioned CBL to take advantage of new opportunities for growth, both internally and externally.  We are continuing to prune our non-core properties at attractive pricing and to explore other ways to improve our portfolio and reduce leverage.  We continue to have active discussions on joint venture opportunities.  We think it is important to be patient and would rather take our time to ensure that we have the right partner and the right deal before we move forward.  CBL has emerged from the recession as a stronger company with a bright future and we are confident that 2011 will be a productive year.

Thank you for joining us today and we appreciate your support.  We are now happy to answer any questions you may have.

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